EXHIBIT 10.1

BANKS VENTURES LTD.
SUITE 1320 – 925 WEST GEORGIA STREET
VANCOUVER BC CANADA V6C 3L2

June 01, 2003

Pacific Petroleum Inc.
Suite 283 – 1755 Robson St.
Vancouver, BC V6G 3B7

Attention: D. Barry Lee

Sir:

Farmout Agreement Covering Prospects in the
East Corning Project, Tehama County, California

                Whereas, Lario Oil and Gas Company (“Lario”) owns PNG Leases at East Corning, Tehama County, California (as more fully described in Clause 3) and;

                Whereas, Lario entered into a Farmin Agreement dated September 15, 2000 between Lario and Olympic Resources (Arizona) Ltd. (“Olympic”) for certain earning rights on the PNG Leases and;

                Whereas, Olympic entered into a Farmout Agreement on April 15, 2002 and amended on August 2, 2002 between Olympic and Banks Ventures Ltd. (Banks) for certain earning rights on the PNG Leases and;

                The following sets out the specific terms and provisions for this Farmout Agreement between Banks and Pacific Petroleum Inc. covering the prospect area, controlled by Lario, with earning terms and conditions for the area, and more specifically for each well.

1.	Farmee: Pacific Petroleum Inc.

2.	Farmor: Banks Ventures Ltd.

3.
Farmout Lands:           The Farmout Lands shall comprise the following lands with the right to explore for, work, win and recover petroleum and natural gas in all P&NG rights which are granted by the PNG Leases as outlined below:

Farmout Lands	Farmor’s Available WI

Township 24 North, Range 2 West	12.75%
Section 31: Lots 1 and 2 in Block 84
Tehama County, CA

Farmor does not warrant title to the Farmout Lands.

4.	Farmout Well:

Bell Bottom Blues #1-36

This earning well will be drilled in the second or third quarter of 2003 subject to surface access, rig availability and receipt of all necessary approvals. The Farmee agrees to pay 100% of Farmor’s 12.75% in drilling, completing, equipping and tie-in costs. The Farmee will have a 10.75% net revenue interest in the drilling spacing unit subject to overriding and landowner royalties. There is no payout in this well.

Well Name: Bell Bottom Blues #1-36
Working Interest Assigned: 12.75%
Net Revenue Interest Assigned: 10.75%

5.	Insurance

Unless notified by Farmee, Farmee will be covered under Farmor’s Well Control and Blow-Out Insurance.

6.	Appointment of Operator

Lario, or its assigns, is hereby appointed the initial Operator and agrees to act as Operator to conduct operations on the Farmout Lands for the Parties in accordance with their working interests.

7.	Formal Agreement

This letter sets out the basic terms and conditions of our proposal. If you are in agreement with the foregoing, kindly indicate your acceptance by signing in the space provided below and return one copy of this letter to the attention of the undersigned.

Sincerely,

Banks Ventures Ltd.

/S/ Chris Cooper
Chris Cooper
Director

ACCEPTED AND AGREED TO THIS 3RD DAY OF JUNE 2003.

Pacific Petroleum Inc.

/S/ D. Barry Lee
D. Barry Lee
President